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                                                                    EXHIBIT 14.1

                                   WINN-DIXIE
                                 CODE OF CONDUCT

STATEMENT OF POLICY

We are committed to acting with integrity and conducting our business in compliance with applicable laws. This Code of Conduct expresses that commitment. Compliance with our Code of Conduct helps us to deal fairly with customers, suppliers, competitors and associates, and to maintain a safe and healthy work environment in which all of our associates have an equal opportunity to succeed.

Our Company's responsibility is to clearly establish expectations for how our business should be conducted. Your responsibility is to ensure that your behavior follows our Code of Conduct. The Code of Conduct does not address every conceivable situation that may arise; it would be impossible to do that. It does, however, provide important guidance in many areas and lets you know how to get answers to questions you may have. Each of us must support our Company by complying with the requirements of our Code of Conduct and by expressing any concerns we may have about potential violations of Company policy.

This Code of Conduct is only one of the eight compliance policies that our Company maintains. It provides you with summaries of the other seven policies. If one or more of these compliance policies applies to your job, you should read the more detailed policy and ensure that your conduct complies with the more detailed policy. Our eight compliance policies, including this Code of Conduct, provide a framework for each of us to ensure that our conduct conforms to our Company's requirements. In addition to this Code of Conduct, which applies to all associates, we have a CEO and Senior Financial Officers Code of Ethics to provide additional guidance to senior officers involved in the preparation of the Company's financial statements.

Acting with integrity is not only the right thing to do; it is also good for business. Our mission is to be the best supermarket in every neighborhood in which we operate, offering the best value, freshest products and outstanding customer service every day, while enhancing shareholder value. By complying with the requirements of our Code of Conduct, we protect our Company's reputation and enhance our ability to achieve our business goals.

AREAS COVERED

     . Our Compliance Program. We maintain a Compliance Program to support the commitments we express in our Code of Conduct. You should learn about the compliance program so that you are fully aware of the resources

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          available to you to assist you in complying with your
          responsibilities. The compliance program also provides you with several vehicles to alert Company leadership to any concerns you may have regarding possible violations of our compliance policies.

     . Conflicts of Interest. We are committed to acting with integrity and to fair dealings with our customers, suppliers (including consultants and other service providers), competitors and associates. To ensure that all business decisions are based solely on the terms of each transaction and the best interest of our Company, we maintain a policy designed to avoid all conflicts of interest between work and personal matters.

     . Company Assets. Company assets should be used for intended business purposes. Our policy on the protection of Company assets is intended to secure our business assets and ensure that they are used appropriately.

     . Work Environment. All of our associates deserve to work in a safe and healthy work environment. To support our associates, we maintain policies to ensure our stores, other facilities and corporate offices are attractive places to work.

     . Our Compliance Policies. We maintain compliance policies to establish our expectations for complying with legal requirements and appropriately managing key business risks. In addition to our Code of Conduct, our seven other compliance policies cover: Advertising and Labeling; Antitrust; Data Usage, Security and Privacy; Disclosure and Financial Controls; Environmental Management and Property Development; Labor and Employment; and Safety. Summaries of these policies will raise your awareness of how they affect your job and the jobs of those around you.

OUR COMPLIANCE PROGRAM

We maintain a compliance program to support our Company's efforts to comply with legal requirements and appropriately manage business risk. This program is coordinated through our Compliance Department and led by our Company's Director of Compliance.

We have identified eight areas to be covered by our Compliance Program: (1) Advertising and Labeling, (2) Antitrust, (3) Code of Conduct, (4) Data Usage, Security and Privacy, (5) Disclosure and Financial Controls, (6) Environmental Management and Property Development, (7) Labor and Employment and (8) Safety. In each of these areas, we have a compliance policy and related compliance procedures. A summary of each of these policies is provided in this Code of Conduct. You may access the complete versions of these policies on our Intranet site at http://info/. If you do not have access to a computer, you can obtain copies by calling our corporate office in Jacksonville at 904-783-5000 and asking for our Compliance Department.

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A compliance team is assigned to each policy. Each team is staffed with an attorney from our Legal Department and one or more leaders in the affected business units. A list of the compliance team members for each policy area is provided on our Intranet site. Each compliance team works with the Compliance Department and our business leaders in an effort to prevent, detect and respond to compliance issues in our Company. The Compliance Department reports regularly to our General Counsel and to our Executive Committee. In addition, a Compliance Department report is delivered at each meeting of the Audit Committee of the Board of Directors and at least annually to the Board of Directors.

We seek to prevent compliance issues from occurring by undertaking an ongoing risk assessment process. This process leads to the creation and maintenance of our compliance policies and compliance procedures that clearly explain our expectations for how our business should be conducted. Our communication of these policies raises awareness among our associates of critical business risks and the right ways to manage these risks. In addition, we provide training and legal counseling, as appropriate, to support our associates in performing their jobs in a compliant manner.

We detect compliance issues in several ways. You and your fellow associates are the best resources available to us in detecting compliance issues at their earliest stage. We encourage you to inform us of any concerns you may have regarding potential policy violations - by doing so you are acting to protect our reputation, our assets and our business interests. We maintain a policy of never retaliating against any associate for raising concerns regarding our compliance with this Code of Conduct or our other compliance policies. The best way for you to let us know of a possible concern is usually to inform your supervisor or manager. If you do not want to discuss the issue with your supervisor, or if you have done so and you have not received an appropriate response, you can contact any member of management or the Compliance Department in our corporate office. If you wish to contact us anonymously, you can contact the Associate Action Line at any time by calling 1-800-338-2327. We also maintain a second anonymous telephone line for concerns relating to accounting practices, financial reporting and internal controls. The number is 1-800-445-2598 and calls to this line are forwarded directly to both our Compliance Department and our Board of Directors.

As an additional tool to detect compliance activity, our Compliance Department prepares compliance metrics and distributes them to identified business leaders. These metrics assist us in detecting compliance issues by enabling us to better monitor trends and compliance activity in key risk areas. In addition, at least annually we schedule a compliance review in which a broad cross-section of management conducts a comprehensive review of compliance activity and compliance plans.

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We respond to compliance issues with timely responses and disciplinary action where appropriate. In addition, we consider whether corrective actions are needed to fix any weaknesses in our compliance processes. Our metric reports assist us in tracking issue responses and remedial action plans to ensure that our responses are consistent and appropriate.

CONFLICTS OF INTERST

Policy

A conflict of interest exists when a personal interest interferes or appears to interfere with Company business practices. When there is a conflict between our personal loyalties and the interests of our Company, we have to choose between doing something that will benefit ourselves or someone we know and something that will benefit our Company. Because this is a difficult position for anyone to be in, we maintain a policy of avoiding all conflicts of interest between work and personal matters. This policy supports our commitment to act with integrity and to deal fairly with our customers, suppliers, competitors and associates.

Conflicts can result from various relationships, including relationships with competitors, vendors, customers, family members and friends. It is impossible to list all of the possible circumstances that could create a conflict of interest. Each of us must use our good judgment in evaluating whether a conflict of interest may exist. Corporate and Divisional managers have a responsibility to report any known conflicts of interest to their direct supervisor as well as the Compliance Department. In addition, managers are required to annually certify that they are "conflict free" or disclose any potential conflicts of interest. All other associates should contact their direct supervisor or manager with any potential conflicts of interest so that they can be resolved in partnership with an HR manager or the Compliance Department as needed. Despite best efforts, conflicts of interest can arise. If you are involved in a situation that you believe may be a conflict of interest, you must notify the appropriate individual or department. In many instances, a conflict can be avoided or remedied without serious consequences if it is honestly addressed at the earliest possible stage.

Common Issues

The following are common conflict of interest situations and our requirements for handling the situation. When we refer to close family members, we mean a mother, father, sister, brother, spouse, child, grandparent, grandchild, mother-in-law, father-in-law, stepfather, stepmother or stepchild. In connection with any potential conflict of interest, you should also consider whether it is appropriate for you to disclose a relationship with a close personal friend. Where we have indicated that you are required to disclose a potential conflict of interest to your manager and/or the Compliance Department, failure to make this disclosure promptly is a violation of this Code of Conduct.

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     Competing with our Company

We maintain a policy prohibiting our associates from also working for one of our direct competitors. If you are employed by Winn-Dixie, have or are seeking a second job and are not sure whether another company is considered a competitor, you should contact the Compliance Department prior to accepting employment with the other company. If you are applying for a position with Winn-Dixie, are employed by another company and are not sure whether the other company is a competitor, you should disclose the issue on your employment application. If a close family member works for one of our competitors, you should disclose this fact to the appropriate individual or department as soon as you become aware of it so that we can determine whether the relationship will constitute a conflict of interest. A similar conflict occurs if you or a close family member is a consultant, advisor or agent of any company competing with us. These relationships must be disclosed to the appropriate individual or department so that they can be evaluated.

We also believe it is inappropriate for an associate to compete with our Company when buying or selling real or personal property. If you find that you or a close family member are seeking to buy something that the Company is also trying to acquire, like property to be developed for a store site, then you should contact the appropriate individual or department so that a record of your disclosure can be maintained and so that we can confirm that no conflict of interest is presented.

     Personal Work Relationships

A potential conflict of interest exists when one or more of your close family members or an individual with whom you are having a sexual relationship or significant relationship (a "significant relationship") works for our Company. We maintain a policy prohibiting close family members or significant relationships from working in positions in which one reports directly or indirectly to the other, or is otherwise in a position to influence salary, performance evaluations, career pathing or similar matters. If you are involved in a conflict of interest of this nature, you should immediately notify the appropriate individual or department, so that one of the associates can be reassigned to a position that will not constitute a conflict. Even if you do not believe a conflict exists based on job responsibilities, if a close family member or significant relationship also works for our Company, you should notify the appropriate individual or department so that a record of your disclosure can be maintained and so that we can confirm that no conflict of interest is presented.

A conflict of interest may also exist if one or more of your close family members or significant relationship works for, or is a consultant or advisor to, a person or company doing business or seeking to do business with our Company. A conflict of interest exists if you are in a position with our Company to influence decisions on whether or not to do business with the other company. In such a situation, you should immediately notify the appropriate individual or department so that

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you or your close family member can be re-assigned, can be recused from making relevant business decisions or the conflict of interest can otherwise be avoided. Even if you do not believe a conflict exists based on job responsibilities, if a close family member or significant relationship works for a person or company doing business or seeking to do business with our Company, you should notify the appropriate individual or department so that a record of your disclosure can be maintained and so that we can confirm that no conflict of interest is presented.

     Financial Interests in Certain Businesses

The potential for a conflict of interest occurs any time you, a close family member or a significant relationship have a financial interest in a company doing business with, seeking to do business with or competing with our Company. A financial interest includes an ownership interest or any other pecuniary interest in the company or any transaction involving our Company. You should immediately inform the appropriate individual or department of any potential conflict of interest of this nature so that a record of your disclosure can be maintained and so that we can confirm that no conflict of interest is presented.

As an exception to this rule, you or members of your close family may own shares of a company doing business with us or competing with us if the stock is actively traded on a recognized national stock exchange and the total amount of the stock you or your family member owns does not exceed 1% of the issued and outstanding equity securities of the other company. You may also own stock of such businesses indirectly through ownership of publicly traded mutual funds or similar accounts.

     Gifts and Entertainment

There is an obvious potential for conflict of interest if you receive gifts or entertainment from a person or company doing business or seeking to do business with us. You should think of the term "gifts" and "entertainment" very broadly, meaning anything given to or received by you for which you did not pay fair market value. Gifts and entertainment may include: meals, travel and accommodations for business or personal purposes, tickets for sporting or cultural events, payment of entry fees such as greens fees for golf, cash, art objects, discounts not available to the general public and any other merchandise or services. Vendor samples, for example, are gifts if used for personal consumption or anything other than a valid business purpose, such as taste-testing a new product.

We maintain a "nothing of value" policy regarding the acceptance of gifts and entertainment. This means you may not accept any gift or entertainment from anyone doing business with or seeking to do business with our Company unless you have received the prior approval of the senior vice president of your business unit. Unless your senior vice president has informed the Compliance Department that his or her business unit allows the acceptance of modest gifts or

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entertainment (less than $25 from any person or company), there is no concept of insignificance within the policy, except for items of virtually no economic value such as a birthday card. A gift of money is never acceptable, regardless of the amount.

There are ways to accept an item or service from someone doing business with or seeking to do business with our Company. The easiest way is to pay fair market value for the item or service provided to you. Also, there may be business associates with whom you regularly participate in meals and entertainment. In these situations, if you always reciprocate by purchasing meals or entertainment of like kind and similar value for the individual who is entertaining you, then we consider this the equivalent of paying your own way each time.

One common circumstance that creates confusion is whether you can keep a prize given away "at random" at a business event as a door prize or in connection with a raffle. The prize is not "at random" unless Company associates constitute a very small portion (less than 10%) of the total number of individuals eligible to win the prize. If that is the case, and if you win the prize, you may accept the gift as a representative of our Company. Upon returning to the office, you should inform your manager so that he or she can partner with the Compliance Department to best determine how to share the gift in a manner that benefits the Company or your department generally.

In certain limited instances, it may be impossible to refuse a gift or entertainment (for instance, if you are at a meeting at another company's office that runs longer than anticipated and lunch is brought in). In these instances, you should always seek to avoid accepting the gift, or to reimburse the other party for it. If this is impossible or would be inappropriate or rude, you should notify your manager immediately upon your return to the office so that he or she can partner with the Compliance Department to best determine how to handle the issue. At holidays and other times, many companies doing business or seeking to do business with us send unsolicited gifts. If possible, you should return the gift. If this is not practicable, for instance if the gift is flowers or some other perishable, you should share it in a manner that benefits the Company or your department generally. In either case, you must send a letter to the sender of the gift informing them of our policy and requesting that they refrain from sending gifts in the future.

We are committed to supporting the communities in which we live and work. For that reason, we are all encouraged to participate in various charitable and community service events. Our "nothing of value" policy, however, still applies in these circumstances. As a result, you should have the approval of the senior vice president of your business unit before you solicit a company or person doing business or seeking to do business with us for civic or charitable contributions.

We must be meticulous in avoiding conflicts of interest associated with the acceptance of gifts and entertainment. If you have any question whether your participation in any activity or acceptance of any item might be covered under our

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policy, you should contact the Compliance Department in advance for advice.
Also, because of the sensitive nature of these issues, it is critical that we document our compliance with this policy. For these reasons, all approvals must be recorded on a gift log maintained by each senior vice president. It is your responsibility as an associate accepting a gift or entertainment, or participating in an event, to obtain prior approval and to ensure that the approval has been appropriately recorded. Similarly, you should make sure that a written record is maintained of your disclosures to the Compliance Department and the determinations that are made to avoid any possibility of confusion at later dates.

COMPANY ASSETS

Policy

Company assets should be used for intended business purposes. They should never be used to further improper or illegal business conduct. In addition, they should not be used for personal interest, for other business interests, or for charitable or civic interests without the approval of the senior vice president of your business unit.

Common Issues

The following are common issues associated with the protection and proper use of our Company's assets and our requirements for handling the issue.

     Corporate Opportunities

We all owe a duty to our Company to advance its legitimate interests whenever possible. What we learn and inventions that are developed during our work are rightfully the property of our Company. It would be inappropriate, for instance, to learn during the course of your job of an available parcel of property and divert the opportunity to acquire that property for your benefit or the benefit of another. Similarly, inventions, such as software and modifications, developed during the conduct of your job are "work for hire" and entirely the property of our Company. To seek personal gain from these inventions would be inappropriate.

     Improper Payments

It is not acceptable, under any circumstance, to offer, give, solicit or receive any form of bribe, kickback, inducement or other illegal or unethical payment. No associate may ever use Company property or assets for illegal, unethical or improper purposes. We also must ensure that agents acting on our behalf
- including brokers, attorneys, consultants and other agents - comply with our policy in this regard. Particular attention must be given when we retain local experts in connection with regulatory matters, such as local zoning counsel. They must be retained under a written agreement approved by our Legal Department providing that no portion of their fee will directly or indirectly provide

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an improper benefit to a government official. Any "success fee" or other unusual compensatory arrangement with an agent must be approved in advance by our Legal Department.

     Payments to Foreign Officials

In our international operations, we comply with the U.S. Foreign Corrupt Practices Act (the "FCPA"), which prohibits the corrupt payment of money or giving of things of value to foreign officials to obtain business or secure an improper advantage. A foreign official is an employee of a foreign government, an entity owned by a foreign government, a foreign political party or a public international organization, as well as a candidate for foreign political office. Anyone acting on behalf of a foreign official, including a member of his or her family, should also be considered a foreign official. Generally speaking, a check made out to a department of a foreign government is not covered under the FCPA, but a check made out to an individual government official is covered.

Even business courtesies, such as small gifts, should not be given without prior approval of our legal and Compliance Departments. Although reimbursement for legitimate business travel is often acceptable under the FCPA, you should not reimburse a foreign official for expenses incurred to travel or otherwise work on our behalf without the prior approval of our Legal and Compliance Departments. You also may not pay a gratuity or other payment to a government official to expedite a routine administrative action, like receiving goods at customs, without the prior approval of our Legal and Compliance Departments. In addition to confirming all payments are legal under the FCPA, we will want to evaluate them under local law. If payments are approved, then they must be clearly and accurately reflected on our books and records.

Just as we support our local communities and charities in the United States, we do the same in the international locations in which we operate. We may support local charities and civic causes, but these donations should be cleared through the Legal and Compliance Departments to ensure that the recipient institution does not have a relationship with a foreign official which could cause the donation to be suspect under the FCPA.

Under the FCPA, we must be equally careful of actions taken by others on our behalf. Any person or firm representing us (such as a consultant or broker) in international operations must comply with our policies in this regard and must be retained under a written agreement approved by our Legal Department that requires them to comply with our policies.

     Political Contributions

We comply with all federal, state and local laws in our political activities and interactions with government officials. For this reason, all corporate support for political candidates or political causes must be approved by the Vice President of Government Relations and the Chief Executive Officer. Support includes cash or

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in-kind contributions, lobbying activity and public expressions of corporate support. Contributions include checks written to sponsor or attend events benefiting a candidate or political cause. Political activities outside of the United States must comply with U.S. election laws, the FCPA and local law. If you are aware of a political cause, such as a local bond referendum, which you want our Company to support because you believe it would benefit our Company and our associates, you should notify the Vice President of Government Relations, who will determine whether or not our Company should support the effort.

All of our associates are encouraged, as individuals, to become involved in the political process. Decisions regarding voting, volunteering time and contributing money to political candidates are, of course, personal. You cannot use our Company's funds, time, equipment or facilities in furtherance of personal political activities. This means you cannot use Company computers, copiers or other assets in your personal political activities. You also may not solicit friends at work for funds in support of your preferred candidate, nor can you distribute campaign materials in Company stores, other facilities or offices. In essence, your political involvement must be completely separate from our Company in every way - on your own time, at your own expense and away from your office.

Political candidates may not be invited or permitted to distribute materials or solicit support on Company property without the prior approval of our Vice President of Government Relations, since to do so could be in violation of our solicitation-distribution policy.

The associates and shareholders of our Company support and maintain a political action committee ("PAC") identified and registered as "The Sunbelt Good Government Committee of Winn-Dixie Stores, Inc." Sunbelt was organized to seek and support candidates for political office who understand and support the principles of the free enterprise system, fiscal responsibility and oppose government bureaucracy and restrictions on individuals and businesses. Associates may occasionally receive information from Sunbelt and a request to donate money to help support the PAC. Associates are neither rewarded for contributing, nor penalized for not doing so.

     Proprietary Information

To be successful, our Company must be able to maintain the confidentiality of proprietary information relating to our financial results, marketing plans, plans for future store sites, product procurement, information technology plans and business strategies. As a general rule, you should assume all information learned by you during the course of doing your job is confidential unless it is readily apparent from the public areas of our stores or has been disclosed in a Company public disclosure document or press release. You should not discuss Company proprietary information with any third party or any other Company associate unless that person has a need to know the information to do their job. Company proprietary information should never be shared with competitors or others not working on behalf of our Company. And it should never be the subject

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of idle conversation. Just as we seek to protect our proprietary information, we at all times respect the proprietary information of others. You should never seek to improperly access proprietary information of a competitor. For more information on proprietary information and our related policies, you should review our Data Usage, Security and Privacy Policy.

     Using Company Assets for Personal Benefit

Company assets are provided to us to further Company business interests. You should never use Company assets for your personal reasons. If you want to use Company assets in support of your charitable or civic work, including doing that work from your office during lunch and other breaks, you should first obtain the approval of your manager. Many of us are issued corporate credit cards. These credit cards are for business charges only and should not, in any circumstance, be used for personal charges, even if you plan to reimburse the Company.

Our internal communication systems, such as the phones, e-mail and paging systems are primarily for business use. You may, however, make limited personal use of these systems as long as it does not affect your job performance, disrupt others or result in any additional billing or direct cost to our Company. Of course, your use of these systems must be consistent with all Company policies, including those expressed elsewhere in this Code of Conduct. You should remember that personal privacy is not provided for on these communications systems, and you should have no expectation for your personal privacy.

WORK ENVIRONMENT

Policy

We will at all times maintain a safe and healthy work environment in which all of our associates have an equal opportunity to succeed. All of us deserve to be treated with respect and dignity in our workplace.

Common Issues

The following are common issues associated with maintaining a safe and healthy work environment and our requirements for handling the issue.

     Equal Opportunity and Respect

Our people are among our most important assets. We must value the unique contributions each of us brings to the workplace and consider our different perspectives as an important part of our ability to meet our mission of being the best supermarket in every neighborhood in which we operate. Our business interests are best served when we listen to each other and make use of our diverse talents.

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We are committed to a policy of equal employment opportunity for all individuals and will not discriminate against any associate or applicant with regards to race, color, religion, gender, age, national origin, disability or any characteristic protected by applicable law.

You should be treated with respect and dignity in your work environment. This means a workplace free of harassment and discrimination. Conduct that degrades or shows hostility towards an individual is unacceptable and will not be tolerated. Unacceptable conduct includes, but is not limited to, physical or verbal abuse; slurs; stereotyping; threats; intimidation; insults; ridicule; vulgarity; intolerance; harassment; discrimination; sexually explicit humor, conversations or behavior; epithets; unwelcome touching or invasion of personal space; unwelcome sexual advances; derogatory, suggestive or obscene written or graphic materials; and insensitivity to the beliefs and customs of others.

Additional information on our policies in this regard is contained in our Labor and Employment Policy.

     Drug-Free Workplace

Alcohol and drugs impair our ability to think appropriately and may lead to situations that can endanger us and others. Therefore, maintaining a drug- and alcohol-free workplace contributes to the creation of a safe work environment. Consistent with our commitment to promote a safe work environment, we have developed a drug testing policy for detecting and measuring the impact that drugs have in our workplace. Each of us must agree to abide by the Company's Substance Abuse and Testing Policy as a condition of employment. The use, sale, transfer or possession of alcohol, illegal drugs, illegally used prescriptions or controlled substances while on the job or on Company property or in Company vehicles is prohibited. Drinking alcohol during non-business hours in connection with business-related entertaining is the only exception to this policy. Alcohol consumption must be moderate and your decorum must at all times meet appropriate standards, such that your conduct at all times reflects favorably upon our Company and its business interests. For more information relating to a drug free workplace, please refer to our Labor and Employment policy.

     Associate and Customer Safety

The health and safety of our associates, customers and the public is of utmost importance to us. Our Company has developed comprehensive health and safety programs and work processes designed to promote safe workplaces. We comply with applicable industry safety regulations, including those issued by OSHA, FDA and other federal and state regulatory agencies. Each one of us has a responsibility to maintain safe work practices and conditions in everything we do. Additional information on our safety standards and policies is contained in our Safety Policy.

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     Workplace Safety

All of our facilities have established safety procedures to provide for the safety of our associates, which may include locking doors, security guards, access cards and other processes. Each of us must comply with all of these procedures at all times. Keys to locks and building access cards are provided to you individually. They may not under any circumstances be shared with family members or others. To do so may endanger the safety of yourself and your fellow associates

To further ensure the safety of our associates, set procedures are in place for the handling of monies in our stores and facilities, which may include safes being locked at all times, daily deposit procedures to reduce cash exposure and password-only access for money orders and money wires. An associate and manager must both be involved in the handling of ATMs, vending machines, safe counts, armored car receipts and deposit preparations. In addition, each cashier is assigned a password and till sign-on and should not share his or her information with any co-worker or other person. As a cashier, an associate may not run any till other than the one assigned to them.

To enhance the safety of all of us, we maintain a policy prohibiting any associate from carrying a firearm or other weapon while engaged in Company business or on Company property. This means you may not under any circumstances bring a firearm or other weapon onto Company property, including your store, other facility or parking lot.

OUR COMPLIANCE POLICIES

We maintain compliance policies to establish our expectations for complying with legal requirements and appropriately managing business risks. The key to preventing, detecting and responding to issues is being able to identify right from wrong, involving the appropriate partners, and reporting any issues or concerns. These policies were written to provide you with the general information needed to help us meet our legal and ethical obligations.

In addition to this Code of Conduct, there are seven additional compliance policies. These additional policies are summarized below. While the summaries provide a brief understanding of what each policy covers, they do not provide the detailed expectations and guidelines set forth in the complete policies. We encourage you to read the complete versions of these policies. These policies and procedures are designed to protect you and the Company from wrongdoing. Each of us is responsible for acting in accordance with Company policies and procedures. You may access the complete versions of all the compliance policies on our Intranet site at http://info/. If you do not have access to a computer, you can obtain copies by calling our corporate office in Jacksonville at 904-783-5000 and asking for the Compliance Department.

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     Advertising and Labeling Policy

We are committed to using accurate advertising in all media that, when applicable, clearly state the features and prices for all products found in our retail stores. We aim to always represent products, services and promotions to the public in a fair and accurate manner. We treat our competitors with fairness and respect and expect to be treated in the same fashion. We are equally committed to labeling all the products we sell in accordance with federal and state requirements so that our shoppers can make informed purchasing decisions.

The policy covers the following principal areas:

     . Advertising & Promotional Activity. Our print and broadcast advertising allows us to communicate directly with our customers. Our advertising informs them about our products and services in an accurate, fair and timely manner to allow them to make informed decisions. Each statement we make is a promise to our customers and our policy is to keep those promises.

     . Product Labeling. Labeling is a form of advertising. The law often imposes mandatory disclosures on labels depending upon the category of product, e.g. foods, cosmetics or general merchandise. The manufacturer is responsible for assuring that the product label is legally sufficient. The Company will follow federal and state requirements to assure that all products we sell are correctly labeled.

     Antitrust Policy

We are committed to the fundamental policy goals embodied in the federal and state antitrust laws. Compliance with these laws helps us to preserve fair, honest and vigorous competition. In committing to free and open competition, we prohibit contracts, combinations and other agreements in restraint of trade, monopolization and other unfair methods of competition. Violations of these laws can result in severe penalties for Winn-Dixie, including monetary fines, legal penalties for Company associates, officers and directors, as well as damage to our reputation.

Under antitrust laws, certain business actions are considered illegal and therefore there is no justification to ever engage in this type of conduct. There are other practices that may be legal in some circumstances and illegal in others. This is why it is important to understand Company policy and applicable laws. If you have questions regarding whether a situation has antitrust implications, or if a particular action is appropriate, you should contact the Legal Department before taking action.

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The policy covers the following principal areas:

     . Dealing With Competitors. We conduct our business, including setting prices, independently of our competitors. For purposes of this policy, competitors means all retailers selling the same or similar products as those sold by Winn-Dixie, including supercenters, discount department stores, convenience stores, dollar stores, small-scale grocers and drug stores.

     . Dealing With Vendors. We deal with our vendors in a manner that ensures fair competition. For purposes of this policy, vendors include suppliers, distributors, wholesalers and diverters that sell products or services to Winn-Dixie, brokers or agents that represent one or more suppliers, distributors, wholesalers or diverters. A vendor also includes an organization that enters into an agreement with Winn-Dixie to pay for merchandise sold to customers, i.e., a third party payor under a health insurance plan covering customers of Winn-Dixie.

     Data Usage, Security and Privacy Policy

Winn-Dixie's assets consist of more than its equipment, buildings, real estate and other physical property. Our assets also include valuable "proprietary information" and "intellectual property." Examples of proprietary information include our payroll, Customer Reward Card data and information obtained from external consultants. Examples of intellectual property include the copyrightable text in advertising, the trademarks that identify our house-brand products and the patentable/copyrightable computer software we use.

This policy contains our Company policies regarding our use and handling of proprietary information and intellectual property and provides you with an understanding of the various rights of Winn-Dixie, our vendors and our customers in these assets. It is our policy to maintain the security and privacy of associate and customer health information and associate employment information, as well as to respect the proprietary and intellectual property rights of others, including our competitors.

Three important points should be kept in mind with regard to the proprietary information and intellectual property: (1) much of this information and property will remain valuable only if it remains confidential and unknown to our competitors, (2) Winn-Dixie's proprietary information and intellectual property assets are a mix of assets that are owned by us and assets that are licensed or otherwise obtained from third-parties (often with restrictions on how we may use them), and (3) information and data that Winn-Dixie owns or rightfully possesses may be subject to privacy or other personal rights of third - parties.

The policy covers the following principal areas:

     . Personal Information Privacy. We are dedicated to maintaining the privacy of personal information we hold regarding our associates, customers and other persons who do business or otherwise have a relationship with us. Our privacy policies protect personal information beyond the minimum requirements of the law. We do this because it is good business, and more fundamentally, the right thing to.

     . Security of Company Information Assets. The information collected in the normal course of business provides Winn-Dixie with significant competitive value and requires protection so that this value can be maintained. Associates need access to information with the confidence that the underlying data has not been maliciously or inadvertently modified or destroyed. Therefore, we implement and monitor sound business practices that require our associates, partners and contractors to be aware of their responsibility to protect these assets.

     . Intellectual Property Rights of Others. We cannot responsibly ask others to respect Winn-Dixie's intellectual property rights unless we extend the highest level of respect to their intellectual property rights as well. We maintain policies to ensure that we do not violate or infringe upon the intellectual property rights of our competitors or of any other person or entity.

     Disclosure and Financial Controls Policy

Our reputation for integrity and continued business success are dependent on our ability to maintain proper financial and disclosure controls and to comply fully with all federal securities laws and other laws and regulations relating to proper corporate governance.

We are committed to maintaining accurate and reasonably detailed records that fairly reflect our Company's transactions and financial results, and to establishing and maintaining an effective system of internal financial controls. Our financial statements must be prepared in accordance with generally accepted accounting principles ("GAAP") and all New York Stock Exchange ("NYSE") and Securities and Exchange Commission ("SEC") rules relating to oversight of financial statements. We also seek to ensure that Company management is aware on a timely basis of all material information relating to our Company and the conduct of our business so that we can communicate information about our Company in a consistent manner that gives all investors fair access to information on a timely basis. Our public disclosures are designed to ensure that we disclose material information relating to our Company as required by federal law, SEC regulations and NYSE requirements, doing so in a clear and easily understandable manner. We also maintain policies designed to ensure that our Company and all of our associates comply at all times with federal laws relating to the purchase and sale of our common stock and bonds ("securities").

The policy covers the following principal areas:

     . Financial Controls and Financial Reporting. Our financial controls are designed to enhance our ability to accurately record, process, summarize and report financial data relating to our business. These controls relate to all aspects of our business that materially impact financial reporting, including store, distribution center, manufacturing and corporate office operations. A proper system of internal financial controls helps to ensure that material information relating to our Company is made known to Company management on a timely basis and that our financial statements are prepared in accordance with GAAP and fairly present the results of operations and financial condition of our Company.

     . Disclosure Controls. Our disclosure controls are designed to ensure that Company management is aware of all material information relating to our business and that we communicate this information as required by law on a timely basis that enhances the ability of our investors and other interested constituencies to clearly understand material aspects of the conduct of our business, results of our operations and our financial condition. To guide our disclosure policy and practices, we maintain a disclosure committee that meets regularly to review all aspects of disclosure and internal controls and to review all SEC filings and other material public announcements of our Company.

     . Insider Trading. Federal securities laws are designed to ensure the investing public of the integrity of the financial markets. As a public company, the "insider trading laws" prohibit anyone, including any of our associates, from trading in our securities when in possession of important information about our Company that is not available to the public. Our insider trading policy requires all officers and other associates designated by their supervisor to follow specified procedures when they engage in transactions involving our securities.

     . Fair Disclosure. SEC regulations require that all investors have fair access to accurate information relating to our Company. Only authorized spokespersons may speak on our Company's behalf with members of the investment and financial community. Our policies and practices are designed to avoid "selective disclosure" to analysts or investors and to ensure that all public communications about our Company are accurate, timely, widely distributed so that all investors have fair access to the information and meet all legal requirements.

     Environmental Management and Property Development Policy

Because Winn-Dixie has a strong regard for the environment, we strive to conduct our business in a manner that protects the physical environment, our associates and the general public. To accomplish our goals, we comply with federal and state environmental laws and regulations and develop and implement internal compliance programs.

In the operation of our business, we often lease and sometimes purchase real estate. We thoroughly investigate the real property that the Company proposes to lease or acquire by utilizing due diligence protocols, including but not limited to environmental assessments, for each transaction.

The policy covers the following principal areas:

     . Chemicals and Hazardous Materials. Selling and storing chemicals in our stores and other facilities is a part of standard operations in our business. It is important to us to comply with applicable laws relating to chemicals and hazardous materials. We develop and maintain programs to ensure chemicals and hazardous materials are managed in accordance with federal, state and local regulations and laws. Associates are trained and provided information on workplace chemicals to identify the risks, proper handling, labeling and storage and disposal requirements. We maintain programs and controls in our efforts to comply with environmental record-keeping and reporting requirements.

          Training requirements vary depending on factors such as site type (retail or industrial), refrigeration type (i.e., ammonia) and job responsibilities. At a minimum, associates working in areas where chemicals are used or stored receive Best Safety Practices ("BSP") Hazard Communications Training. Associates responsible for more extensive chemical and waste handling receive training from the Chemicals and Waste Management Program (industrial), Spill Prevention Control and Countermeasure Plans ("SPCCs") and Storm Water Management Training.

     . Handling, Transportation and Storage. We are committed to handling and transporting chemicals and hazardous materials in a safe manner. We require compliance with applicable federal and state regulations related to over the road transportation of hazardous materials. We have emergency response services available for transportation incidents. On-site chemicals and hazardous materials are stored in containers and in areas designed to protect our associates and the environment from accidental releases.

     . Process Management. We are committed to designing, operating and maintaining refrigeration systems and other processes that contain hazardous materials in accordance with federal and state regulations.

          Appropriate associates are trained and certified to properly operate the processes and respond to potential emergencies associated with the operations.

     . Waste Minimization and Disposal. We develop and implement pollution prevention and waste minimization programs to reduce the disposal volume of spent chemicals and other materials. Recycling and reclaim programs are used to reduce the volume of waste streams leaving our facilities. Disposal of chemicals and trash are done in compliance with federal, state and local solid and hazardous waste regulations. All waste transportation, storage and disposal services are reviewed by the Environmental and Safety Department to ensure the operations are in compliance with federal and state laws and regulations.

     . Property Development. We strive to thoroughly investigate and review all aspects of the real property that is proposed for lease and acquisition to ensure the Company is knowledgeable about conditions and able to use it for the intended purpose.

     Labor and Employment Policy

We are committed to customer satisfaction by well-trained, dedicated associates. Treating our associates with the same respect, professionalism and courtesy as our customers is a key to accomplishing this goal. We are committed to a policy of equal employment opportunity for all individuals without regard to race, color, religion, sex, age, national origin or disability. To best protect the equal opportunities of our associates, we comply with all civil rights laws and the legal requirements that those laws impose.

We strive to select, develop and retain the best associates in the retail industry and will continue to help our associates exemplify Company values, such as:

     . Respecting all people by working together, practicing civil treatment guidelines and recognizing, appreciating and managing diversity in the workplace.

     . Doing the right thing by making sure all applicable state and federal fair employment laws and regulations are consistently enforced.

     . Taking care of our people by providing programs such as the Associate Action Line and Employee Assistance Program.

Each of us must be knowledgeable about our Company's policies and procedures. You have an obligation to report violations or potential violations of legal or Company policy requirements to appropriate members of management and to seek guidance if you are not sure how to handle a situation. Managers have a responsibility to respond in an appropriate and effective manner to those issues reported to them. All of management shares this responsibility and pledges to appropriately address issues that are raised.

The policy covers the following principal areas:

     . Fair Employment Policy. Our policy is to provide equal employment opportunity to all associates. Additionally, we are committed to selecting, developing and retaining the best associates to ensure a competitive advantage in the marketplace. We strive to maintain a work environment free of harassment. Our harassment policy statement clearly defines what behaviors are considered harassment and what to do if you need to report an incident or concern. We are subject to a court-ordered Consent Decree regarding certain employment practices relating to African American and female retail associates.

          We believe in providing opportunities to and hiring the most qualified candidate for each position. Therefore, we maintain our Job Posting Procedure and Job Request System, which is designed to assist managers in selecting the most qualified applicants for vacancies and to allow all qualified associates to apply for vacancies or express their interest in a particular job.

     . Associate Relations: If you are uncomfortable discussing something with your manager, we maintain several avenues for you to voice your concerns. One of these avenues is our toll-free Associate Action Line. You have the choice to remain anonymous and all information is confidential. The hotline number is 1-800-338-2327.

          We prohibit violence of any form in the workplace. We also maintain a Concealed Weapons Policy prohibiting any weapons on any Company property. We have established Rules of Conduct and Constructive Discipline Programs designed to ensure that discipline is fair and consistent.

     Safety Policy

Our policy is to comply with all laws relating to food safety and the safety of our facilities. Our goal is to create and maintain a shopping and working environment that is free of safety risks. Each one of us is accountable for the safety of our customers and other associates and should always work diligently to promote and support safety efforts. We strive to offer safe products and maintain a safe environment in our stores and in our industrial locations. We seek to protect our Company's shoppers, associates and reputation and enhance our ability to achieve our business goals.

The policy covers the following principal areas:

     . Retail Food Safety. Consistent with our commitment to safety, our retail food safety policies, procedures and practices are designed to ensure that all food products sold by Winn-Dixie are safe and wholesome.

     . Manufacturing Food Safety. Our manufacturing food safety policies, procedures and practices are designed to ensure that all food products manufactured by Winn-Dixie are safe. Our manufacturing policies and procedures are designed to follow FDA and USDA Good Manufacturing Practices ("GMP's") to ensure that all food has been manufactured, stored and transported in such a way as to reduce or eliminate product adulteration.

     . Pharmacy Operations. Our goal is to monitor and control our drug dispensing operations to ensure that all of our pharmacy customers receive the correct medication and that our customers receive appropriate information to use the medication correctly.

     . Safety of our Customers and Associates. We strive to maintain our stores and all industrial locations in a manner to provide a workplace free from recognized hazards so we can provide surroundings that are both healthy and hazard-free to both our customers and our associates.